Exhibit 10.4

Execution

SECOND AMENDMENT TO REVOLVING LOAN AGREEMENT

THIS SECOND AMENDMENT TO REVOLVING LOAN AGREEMENT (this “Amendment”), dated as of August 27, 2018, is by and among CURO FINANCIAL TECHNOLOGIES CORP., a Delaware corporation (“CFTC”), CURO INTERMEDIATE HOLDINGS CORP., a Delaware corporation (“Holdings” and, together with CFTC, the “Borrower”), the Guarantors party to the Loan Agreement (as defined below), each Lender party to the Loan Agreement (as defined below) and BAY COAST BANK, as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Loan Agreement.

W I T N E S S E T H

WHEREAS, the Borrower, the Lenders, the Guarantors and the Administrative Agent are parties to that certain Revolving Loan Agreement dated as of September 1, 2017 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Loan Agreement”);

WHEREAS, CFTC and Holdings desire to refinance the Senior Notes through the issuance by CURO Group Holdings Corp., a Delaware corporation, of up to $690,000,000 of new senior secured notes, as described in the Preliminary Offering Memorandum dated August 6, 2018, as supplemented by a summary pricing term sheet dated August 13, 2018, to be guaranteed by CFTC, Holdings, and the Guarantors and Agent and the Lenders have consented to the issuance of the 2018 Senior Notes, subject to the terms and conditions of that certain Consent dated August 14, 2018 (the “Consent”), by and among CFTC, Holdings, the Administrative Agent and the Lenders; and

WHEREAS, Section 2(c)(z) of the Consent conditions effectiveness of the Consent on the execution and delivery of this Amendment on or prior to August 31, 2018.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AMENDMENTS

1.1 Amendments to Section 1.01.

(a) Section 1.01 of the Loan Agreement is hereby amended by amending and restating the definition of each defined term listed below its entirety as follows:

“Accession Agreement” has the meaning set forth in the Senior Notes Indenture (as in effect on the Second Amendment Effective Date).

“Additional Notes” has the meaning set forth in the Senior Notes Indenture (as in effect on the Second Amendment Effective Date).

“Asset Sale” means:

(1) the sale, lease, transfer, conveyance or other disposition of any assets; provided that the sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of Group Holdings and its Restricted Subsidiaries taken as a whole, or Group Holdings and its Restricted Subsidiaries, taken as a whole, as applicable, will be governed by the provisions of Section 5.14 and/or the provisions of Section 6.01 of the Senior Notes Indenture and not by the provisions of Section 5.10 of the Senior Notes Indenture;

(2) the issue or sale by the Group Holdings or any of its Restricted Subsidiaries of Equity Interests of any of Group Holdings’s Restricted Subsidiaries; and

(3) an Event of Loss. In the case of clause (1), (2) or (3), whether in a single transaction or a series of related transactions:

(A) that have a Fair Market Value in excess of $5.0 million; or

(B) for Net Proceeds in excess of $5.0 million.

Notwithstanding the foregoing, none of the following will be deemed to be an Asset Sale:

(4) a transfer of assets to Group Holdings or any Restricted Subsidiary of Group Holdings (other than a Receivables Entity);

(5) an issuance of Equity Interests by a Restricted Subsidiary of Group Holdings to Group Holdings or to a Restricted Subsidiary of Group Holdings;

(6) for purposes of Section 5.10 of the Senior Notes Indenture only, a Restricted Payment that is permitted by Section 5.07 of the Senior Notes Indenture or a Permitted Investment;

(7) the Incurrence of Permitted Liens and the disposition of assets subject to such Liens by or on behalf of the Person holding such Liens;

(8) the sale, transfer or other disposition of accounts in accordance with industry practice in connection with the compromise or collection thereof;

(9) any disposition of cash or Cash Equivalents;

(10) the lease, assignment or sub-lease of any property in the ordinary course of business;

(11) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(12) sales of assets that have become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of Group Holdings or any of its Restricted Subsidiaries;

(14) the license of patents, trademarks, copyrights, software applications and know-how to Restricted Subsidiaries of Group Holdings and to third Persons in the ordinary course of business;

(15) the sale, transfer or other disposition of precious metals in the ordinary course of business;

(16) dispositions of motor vehicles securing consumer loans made by Group Holdings and its Restricted Subsidiaries in the ordinary course of business;

(17) sales of loans receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity; and

(18) transfers of loans receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” by a Receivables Entity in a Qualified Receivables Transaction.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a lease of (or other Indebtedness arrangements conveying the right to use) real or personal property which are required to be classified and accounted for as a capital lease or capitalized on a balance sheet of such Person determined in accordance with GAAP and the amount of such obligations shall be the capitalized amount thereof in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease or other arrangement prior to the first date upon which such lease or other arrangement may be terminated by the lessee without payment of a penalty; provided that any obligations of Group Holdings and its Restricted Subsidiaries either existing on the date of this Agreement or created prior to the recharacterization described below (i) that were not included on the consolidated balance sheet of Group Holdings as capital lease obligations and (ii) that are subsequently recharacterized as capital lease obligations due to a change in accounting treatment or otherwise, shall for all purposes of this Agreement (including, without limitation, the calculation of Consolidated Net Income and Consolidated Cash Flow) not be treated as Capital Lease Obligations or Indebtedness.

“Cash Equivalents” means:

(1) marketable direct obligations issued by, or unconditionally Guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition;

(2) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or banker’s acceptances having maturities of one year or less from the date of acquisition issued by any lender to Group Holdings or any of its Subsidiaries or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $250,000,000;

(3) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Group (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition;

(4) repurchase obligations of any financial institution satisfying the requirements of clause (2) of this definition, having a term of not more than 30 days, with respect to securities issued or fully Guaranteed or insured by the United States government;

(5) securities with maturities of one year or less from the date of acquisition issued or fully Guaranteed by any state of the United States, by any political subdivision or taxing authority of any such state or by any foreign government, the securities of which state, political subdivision, taxing authority or foreign government (as the case may be) have one of the two highest rating obtainable from either S&P or Moody’s;

(6) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any financial institution satisfying the requirements of clause (2) of this definition;

(7) money market, mutual or similar funds that invest at least 95% of their assets in assets satisfying the requirements of clauses (1) through (6) of this definition;

(8) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $1,000,000,000; and

(9) with respect to Foreign Subsidiaries only, any Investments outside of the United States that are functional foreign equivalents in all material respects to the Cash Equivalents described in clauses (1) through (5) above.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, conveyance, transfer, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Group Holdings and its Subsidiaries, taken as a whole, to any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than the Permitted Holders;

(2) the adoption of a plan relating to the liquidation or dissolution of Group Holdings; or

(3) the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” or “group” (as defined above) other than the Permitted Holders, becomes the “beneficial owner” (as such term is defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (3) such “person” or “group” shall be deemed to have “beneficial ownership” of all shares that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the Voting Stock of Group Holdings.

“Consolidated Total Debt” means, as of any date of determination, an amount equal to the aggregate principal amount of Indebtedness of Group Holdings and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any acquisition permitted under the Senior Notes Indenture), with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of the term “Consolidated Total Leverage Ratio.”

“Consolidated Total Leverage Ratio” means, with respect to any specified Person, as of any date of determination, the ratio of (i) the Consolidated Total Debt to (ii) Consolidated Cash Flow of such Person for the most recently ended four fiscal quarters for which internal financial statements are available. In the event that the Group Holdings or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Consolidated Total Leverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Consolidated Total Leverage Ratio is made (the “Calculation Date”), the Consolidated Total Leverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness, or such issuance or redemption of Preferred Stock (including the application of any proceeds therefrom), as if the same had occurred at the beginning of the applicable four quarter reference period. In addition, for purposes of making the computation referred to above:

(1) acquisitions that have been made by Group Holdings or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four quarter reference period and Consolidated Cash Flow for such reference period shall be calculated to include the Consolidated Cash Flow of the acquired entities (adjusted to exclude (A) the cost of any compensation, remuneration or other benefit paid or provided to any employee, consultant, Affiliate or equity owner of the acquired entities to the extent such costs are eliminated and not replaced and (B) the amount of any reduction in general, administrative or overhead costs of the acquired entities, in each case, as determined in good faith by an officer of Group Holdings);

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded;

(3) any Person that is a Restricted Subsidiary of Group Holdings on the Calculation Date will be deemed to have been a Restricted Subsidiary of Group Holdings at all times during such four quarter period;

(4) any Person that is not a Restricted Subsidiary of Group Holdings on the Calculation Date will be deemed not to have been a Restricted Subsidiary of Group Holdings at any time during such four quarter period; and

(5) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“CSO Obligations” means obligations to purchase, or other Guarantees of, consumer loans the making of which were facilitated by Group Holdings or a Restricted Subsidiary of Group Holdings acting as a credit services organization or other similar service provider.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of Group Holdings or a Subsidiary of Group Holdings; provided that any such conversion or exchange will be deemed an Incurrence of Indebtedness or Disqualified Stock, as applicable); or

(3) is redeemable at the option of the holder thereof, in whole or in part, in the case of each of clauses (1), (2) and (3), on or prior to the 91st day after the Stated Maturity of the Senior Notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring on or prior to the 91st day after the Stated Maturity of the Notes will not constitute Disqualified Stock if the terms of such Capital Stock provide that such Person may not repurchase or redeem any such Capital Stock pursuant to such provisions prior to Group Holdings’s purchase of the Senior Notes as are required to be purchased pursuant to Sections 5.10 and 5.14 of the Senior Notes Indenture.

“Domestic Subsidiary” has the meaning set forth in the Senior Notes Indenture (as in effect as of the Second Amendment Effective Date).

“Equity Offering” means a sale for cash of either common equity securities or units including or representing common equity securities of Group Holdings (other than to a Subsidiary of Group Holdings).

“Excluded Assets” has the meaning set forth in the Senior Notes Indenture (as in effect as of the Second Amendment Effective Date).

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of Group Holdings, as applicable; provided, however, that with respect to any such value less than $5.0 million, only the good faith determination of Group Holdings’s senior management shall be required.

“First Priority Claims” has the meaning set forth in the Senior Notes Indenture (as in effect as of the Second Amendment Effective Date).

“Foreign Subsidiary” has the meaning set forth in the Senior Notes Indenture (as in effect as of the Second Amendment Effective Date).

“GAAP” means generally accepted accounting principles in the United States as in effect on the Second Amendment Effective Date, consistently applied.

“Guarantors” has the meaning set forth in the Senior Notes Indenture (as in effect as of the Second Amendment Effective Date); provided that the Borrower shall also be a Guarantor with respect to Additional Secured Obligations owing by any Loan Party or any of its Subsidiaries and any Swap Obligation of a Specified Loan Party (determined before giving effect to Sections 7.01 and 7.10) under the Guaranty.

“Immaterial Subsidiary” has the meaning set forth in the Senior Notes Indenture (as in effect as of the Second Amendment Effective Date).

“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume (pursuant to a merger, consolidation, acquisition or other transaction), Guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness. Indebtedness otherwise Incurred by a Person before it becomes a Subsidiary of Group Holdings will be deemed to have been Incurred at the time it becomes such a Subsidiary.

“Indebtedness” means, with respect to any Person, without duplication:

(1) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations of such Person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities, now or hereafter outstanding;

(2) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments;

(3) all indebtedness referred to in clauses (1) and (2) above of other Persons, the payment of which is secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; provided that the amount of such Indebtedness will be the lesser of (A) the fair market value of such property at such date of determination and (B) the amount of such Indebtedness;

(4) all Guaranteed Indebtedness of such Person;

(5) all obligations under Interest Rate Protection Agreements of such Person;

(6) the net amount owing under all Currency Hedging Obligations of such Person; and

(7) all Capital Lease Obligations of such Person.

Notwithstanding the foregoing, Indebtedness shall not include CSO Obligations. The term “Indebtedness” shall not include any lease, concession or license of property (or guarantee thereof) which would be considered an operating lease under GAAP as in effect on the date hereof, any prepayments of deposits received from clients or customers in the ordinary course of business, or obligations under any license, permit or other approval (or guarantees given in respect of such obligations) incurred in the ordinary course of business.

Notwithstanding anything in this Agreement to the contrary, the calculation of Indebtedness shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Borrower or any Restricted Subsidiary at “fair value,” as defined therein. For the avoidance of doubt, Indebtedness does not include any liability for United States federal, state, local, foreign or other taxes owed or owing by the Borrower or any of its Restricted Subsidiaries.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Second Amendment Effective Date, between the Collateral Agent and the Senior Notes Collateral Agent, substantially in the form of Exhibit F, as it may be amended, restated, supplemented and/or otherwise modified from time to time.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of direct or indirect loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commissions, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by Group Holdings or a Restricted Subsidiary of Group Holdings for consideration consisting of common equity securities of Group Holdings or such Restricted Subsidiary shall not be deemed to be an Investment. If Group Holdings or any Restricted Subsidiary of Group Holdings sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Group Holdings such that after giving effect to any such sale or disposition, such Person is no longer a direct or indirect Restricted Subsidiary of Group Holdings, Group Holdings will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Equity Interests of such Restricted Subsidiary not sold or disposed of. For purposes of the definition of “Unrestricted Subsidiary” and Section 5.07 of the Senior Notes Indenture:

(1) Investments shall include the portion (proportionate to Group Holdings’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of Group Holdings at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Group Holdings will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to: (a) Group Holdings’s “Investment” in such Subsidiary at the time of such redesignation; less (b) the portion (proportionate to Group Holdings’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary of Group Holdings will be valued at its Fair Market Value at the time of such transfer. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by Group Holdings or a Restricted Subsidiary of Group Holdings in respect of such Investment.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by Group Holdings or a Restricted Subsidiary of Group Holdings in respect of such Investment.

“Net Proceeds” means the aggregate cash proceeds received by Group Holdings or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received upon the sale or other disposition of any non cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including legal, accounting and investment banking fees and sales commissions) and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than any Credit Facility or Pari Passu Indebtedness) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Permitted Holders” has the meaning set forth in the Senior Notes Indenture (as in effect as of the Second Amendment Effective Date).

“Permitted Investments” means:

(1) any Investment in Group Holdings or a Restricted Subsidiary of Group Holdings (other than a Receivables Entity);

(2) any Investment in cash or Cash Equivalents or the Senior Notes;

(3) any Investment by Group Holdings or any Restricted Subsidiary of Group Holdings in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary of Group Holdings (other than a Receivables Entity) or (B) such Person is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Group Holdings or a Restricted Subsidiary of Group Holdings (other than a Receivables Entity);

(4) any Investment existing on the date of the Senior Notes Indenture or made pursuant to binding commitments in effect on the date of the Senior Notes Indenture or an Investment consisting of any extension, modification or renewal of any Investment existing on the date of the Senior Notes Indenture; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the date of the Senior Notes Indenture or (y) as otherwise permitted under the Senior Notes Indenture;

(5) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 5.10 of the Senior Notes Indenture;

(6) Hedging Obligations that are Incurred by Group Holdings or any of its Restricted Subsidiaries for the purpose of fixing or hedging (A) interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Senior Notes Indenture to be outstanding or (B) currency exchange risk in connection with existing financial obligations and not for purposes of speculation;

(7) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits;

(8) loans and advances to officers, directors and employees of Group Holdings and its Restricted Subsidiaries in the ordinary course of business not to exceed $5.0 million in the aggregate at any one time outstanding;

(9) any Investment consisting of a Guarantee permitted by Section 5.09 of the Senior Notes Indenture;

(10) Investments consisting of non-cash consideration received in the form of securities, notes or similar obligations in connection with dispositions of assets permitted pursuant to the Senior Notes Indenture;

(11) Investments received in settlement of bona fide disputes or as distributions in bankruptcy, insolvency, foreclosure or similar proceedings;

(12) advances to customers or suppliers in the ordinary course of business;

(13) Investments consisting of purchases and acquisitions of supplies, materials and equipment or purchases or contract rights or licenses of intellectual property, in each case in the ordinary course of business;

(14) receivables owing to Group Holdings or any of its Restricted Subsidiaries if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(15) CSO Obligations of Group Holdings and its Restricted Subsidiaries;

(16) Investments consisting of obligations of officers and employees to Group Holdings or its Restricted Subsidiaries in connection with such officers’ and employees’ acquisition of Equity Interests in Group Holdings (other than Disqualified Stock) so long as no cash is actually advanced by Group Holdings or any of its Restricted Subsidiaries in connection with the acquisition of such obligations);

(17) Investments in a Receivables Entity, or any Investment by a Receivables Entity in any other Person, in each case, in connection with a Qualified Receivables Transaction, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Transaction or any related Indebtedness; provided, however, that any Investment in a Receivables Entity is in the form of a purchase money note, contribution of additional receivables or an equity interest;

(18) Investments using the proceeds of the Senior Notes issued on the date of the Senior Notes Indenture and other cash on hand to repay all outstanding obligations and terminate all commitments under the Existing VPC Facility (as defined in the Senior Notes Indenture) as described under the caption “Use of Proceeds” in the Offering Memorandum;

(19) Investments in joint ventures and similar entities and Unrestricted Subsidiaries having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (19) that are at the time outstanding, not to exceed $20.0 million; and

(20) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (20) that are at the time outstanding, not to exceed $30.0 million.

“Permitted Liens” has the meaning set forth in the Senior Notes Indenture (as in effect as of the Second Amendment Effective Date).

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by Group Holdings or any of the Restricted Subsidiaries pursuant to which Group Holdings or any of the Restricted Subsidiaries may sell, convey or otherwise transfer to:

(1) a Receivables Entity (in the case of a transfer by Group Holdings or any of the Restricted Subsidiaries); or

(2) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any loans receivable (whether now existing or arising in the future) of Group Holdings or any of the Restricted Subsidiaries, and any assets related thereto, including all collateral securing such loans receivable, all contracts and all Guarantees or other obligations in respect of such loans receivable, proceeds of such loans receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving loans receivable; provided, however, that the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the chief financial officer of Group Holdings).

“Receivables Entity” has the meaning set forth in the Senior Notes Indenture (as in effect as of the Second Amendment Effective Date).

“Restricted Payment” has the meaning set forth in the Senior Notes Indenture (as in effect as of the Second Amendment Effective Date).

“Senior Notes” means Group Holdings’ 8.250% Senior Secured Notes due 2025 issued under the Senior Notes Indenture.

“Senior Notes Collateral Agent” means TMI Trust Company, as Collateral Agent under the Senior Notes Collateral Documents.

“Senior Notes Guarantee” shall mean the “Notes Guarantees” as defined in the Senior Notes Indenture (as in effect as of the Second Amendment Effective Date).

“Senior Notes Indenture” means that certain Indenture, dated as of August 27, 2018, entered into by Group Holdings, the guarantors party thereto and the Collateral Agent in connection with the issuance of the Senior Notes, together with all instruments and other agreements entered into by Group Holdings and such guarantors in connection therewith.

“Unrestricted Subsidiary” has the meaning set forth in the Senior Notes Indenture (as in effect as of the Second Amendment Effective Date).

(b) Section 1.01 of the Loan Agreement is hereby further amended adding the following new definitions in alphabetical order:

“Group Holdings” means CURO Group Holdings Corp., a Delaware corporation.

“Offering Memorandum” means Group Holdings’ offering memorandum, dated August 13, 2018, relating to the initial offering of the Senior Notes.

“Second Amendment” means that certain Second Amendment to Revolving Loan Agreement, dated as of August 27, 2018, by and among the Borrower, the Guarantors party thereto, the Lenders party thereto and the Administrative Agent.

“Second Amendment Effective Date” has the meaning set forth in the Second Amendment.

1.2 Amendment to Section 5.01. Section 5.01(a) of the Loan Agreement is hereby amended by amending and restating subsections (i) through (iv) in their entirety as follows:

(i) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each of the Fiscal Quarters of each Fiscal Year, the consolidated balance sheets of Group Holdings and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of Group Holdings and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification;

(ii) Annual Financial Statements. As soon as available, and in any event within 120 days after the end of each Fiscal Year, commencing with the Fiscal Year in which the Closing Date occurs, (A) the audited consolidated balance sheets of Group Holdings and its Subsidiaries as at the end of such Fiscal Year and the related audited consolidated statements of income, stockholders’ equity and cash flows of Group Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, together with a Financial Officer Certification; and (B) with respect to such consolidated financial statements a report thereon of independent certified public accountants of recognized national standing selected by Group Holdings, and reasonably satisfactory to the Administrative Agent (which report and/or the accompanying financial statements shall be unqualified (except to the extent (and only to the extent) that such “going concern” qualification or statement relates to the report and opinion accompanying the financial statements for the fiscal year ending immediately prior to the stated final maturity date of the Commitments or Loans and which qualification or statement is solely a consequence of such impending stated final maturity date under this Agreement or the demand nature of the Loans hereunder), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Group Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except, with respect to GAAP being applied on a consistent basis, as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);

(iii) Compliance Certificate. Together with each delivery of financial statements of Group Holdings and its Subsidiaries pursuant to Section 5.01(a)(i) and (ii), a duly executed and completed Compliance Certificate;

(iv) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Group Holdings and its Subsidiaries delivered pursuant to Section 5.01(a)(i) or (ii) shall differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form reasonably satisfactory to the Administrative Agent;

1.3 Amendment to Section 5.02. Section 5.02 of the Loan Agreement is hereby amended by deleting the text “Series Notes Indenture” and substituting therefor “Senior Notes Indenture”.

1.4 Amendment to Section 7.09. Section 7.09 of the Loan Agreement is hereby amended and restated in its entirety as follows:

Section 7.09 Additional Guarantors. If (i) Group Holdings or any of its Restricted Subsidiaries shall acquire or create another Domestic Subsidiary after the date of this Agreement (other than an Immaterial Subsidiary or a Subsidiary that has been designated as an Unrestricted Subsidiary or a Receivables Entity) or (ii) any Foreign Subsidiary or Immaterial Subsidiary of Group Holdings guarantees (or otherwise becomes liable for) Indebtedness of CFTC or Group Holdings or any other Guarantor, then Group Holdings will cause such Subsidiary to become a Guarantor hereunder and:

(a) execute a Counterpart Agreement substantially in the form of Exhibit E, in accordance with the terms of this Agreement, pursuant to which such Subsidiary shall unconditionally Guarantee, on a senior secured basis, all of CFTC’s Obligations on the terms set forth in this Agreement;

(b) execute and deliver to the Collateral Agent such amendments or supplements to the Collateral Documents necessary in order to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest in the Equity Interests of such Subsidiary, subject to Permitted Liens and the Intercreditor Agreement, which are owned by CFTC or a Guarantor and are required to be pledged pursuant to the Collateral Documents;

(c) take such actions as are necessary to grant to the Collateral Agent for the benefit of the Secured Parties a perfected security interest in the assets of such Subsidiary, other than Excluded Assets and subject to Permitted Liens and the Intercreditor Agreement, including the filing of Uniform Commercial Code financing statements, in each case as may be required by the Collateral Documents;

(d) take such further action and execute and deliver such other documents specified in the Collateral Documents or as otherwise may be reasonably requested by the Collateral Agent to give effect to the foregoing; and

(e) deliver to the Collateral Agent an Opinion of Counsel that (i) such Counterpart Agreement and any other documents required to be delivered have been duly authorized, executed and delivered by such Subsidiary and constitute legal, valid, binding and enforceable obligations of such Subsidiary and (ii) the Collateral Documents to which such Subsidiary is a party create a valid perfected Lien on the Collateral covered thereby.

By its execution of the Second Amendment as a Guarantor, Group Holdings covenants and agrees to perform its obligations under this Section 7.09.

1.5 Amendment to Exhibit F. Exhibit F to the Loan Agreement is hereby amended by amending and restating it in its entirety to read as Exhibit F hereto.

ARTICLE II

CONDITIONS TO EFFECTIVENESS

2.1 Closing Conditions. This Amendment shall become effective as of the day and year set forth above (the “Second Amendment Effective Date”) upon satisfaction of the following conditions (in each case, in form and substance reasonably acceptable to the Administrative Agent) on or prior to the date hereof.

(a) Executed Amendment. The Administrative Agent shall have received a copy of this Amendment duly executed by the Borrower, the Guarantors, the Required Lenders and the Administrative Agent.

(b) Executed Indenture and Intercreditor Agreement. The Administrative Agent shall have received executed counterparts of the Senior Notes Indenture and the Intercreditor Agreement.

(c) Certificate of Responsible Officer. The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that the Commitments, as amended by this Amendment, comply with Section 5.09(b) of the Senior Notes Indenture (as defined herein).

(d) Legal Opinion. The Administrative Agent shall have received an opinion of counsel to the Loan Parties addressed to the Administrative Agent and the Lenders, in form and substance reasonably satisfactory to the Administrative Agent.

(e) Miscellaneous. All other documents and legal matters in connection with the transactions contemplated by this Amendment shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

ARTICLE III

MISCELLANEOUS

3.1 Amended Terms. On and after the Second Amendment Effective Date, all references to the Loan Agreement in each of the Financing Documents shall hereafter mean the Loan Agreement as amended by this Amendment. Except as specifically amended hereby or otherwise agreed, the Loan Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

3.2 Representations and Warranties of Loan Parties. The Borrower represents and warrants as follows:

(a) It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b) This Amendment has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c) No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment.

(d) Any and all notices required to be delivered by the Borrower, including but not limited to any notices required to be delivered by the Borrower pursuant to the Indenture Documents, have been duly given.

(e) The representations and warranties set forth in Article IV of the Loan Agreement are true and correct as of the date hereof in all material respects (except for those which expressly relate to an earlier date).

(f) After giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.

(g) The Collateral Documents continue to create a valid security interest in, and Lien upon, the Collateral, in favor of the Administrative Agent, for the benefit of the Lenders to secure all Obligations (including the principal amount of all Loans up to the maximum amount of the Commitments as increased under this Amendment), which security interests and Liens are perfected in accordance with the terms of the Collateral Documents and prior to all Liens other than Permitted Liens.

(h) No Conflict. The execution, delivery and performance by the Loan Parties of this Amendment and the consummation of the transactions hereunder do not and will not (i) violate (A) any provision of any Law or any governmental rule or regulation applicable to any such Loan Party, (B) any of the Organizational Documents of any Loan Party or (C) any order, judgment, or decree of any court or other agency of government binding on such Loan Party; (ii) result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of such Loan Party; (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of such Loan Party (other than any Liens created under any of the Facility Documents in favor of the Collateral Agent on behalf of the Secured Parties); or (iv) require any approval of stockholders, members, or partners or any approval or consent of any Person under any Contractual Obligation of any Loan Party, except for such approvals or consents which have been obtained on or before the Second Amendment Effective Date and disclosed in writing to the Lenders.

(i) First Priority Claims. The outstanding amount of all Obligations, including without limitation the principal of and all interest on Loans and all Additional Secured Obligations, constitute and at all times will constitute “First Priority Claims” under the Senior Notes Indenture (as defined herein) and “First Lien Obligations” under the Intercreditor Agreement (as defined herein).

(j) Collateral. All Obligations are secured by the “Collateral” under the “Collateral Documents” (each as defined in the Senior Notes Indenture, as defined herein) and entitled to a senior secured position with respect to such Collateral as First Priority Claims thereunder in accordance with the terms thereof.

3.3 Reaffirmation of Obligations. The Borrower hereby ratifies the Loan Agreement and acknowledges and reaffirms (a) that it is bound by all terms of the Loan Agreement applicable to it and (b) that it is responsible for the observance and full performance of its respective Obligations.

3.4 Financing Document. This Amendment shall constitute a Financing Document under the terms of the Loan Agreement.

3.5 Expenses. The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable fees and expenses of Goodwin Procter LLP, the Administrative Agent’s legal counsel.

3.6 Further Assurances. The Borrower agrees to promptly take such action, upon the request of the Administrative Agent, as is necessary to carry out the intent of this Amendment.

3.7 Entirety. This Amendment and the other Financing Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

3.8 Counterparts; Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment or any other document required to be delivered hereunder, by fax transmission or e-mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement. Without limiting the foregoing, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.

3.9 GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

3.10 Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

3.11 Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. The jurisdiction, service of process and waiver of jury trial provisions set forth in Section 9.06 of the Loan Agreement are hereby incorporated by reference, mutatis mutandis.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed on the date first above written.

BORROWER:	CURO FINANCIAL TECHNOLOGIES CORP. CURO INTERMEDIATE HOLDINGS CORP.

	By:	/s/ Donald F. Gayhardt Jr.
		Name:	Donald F. Gayhardt Jr.
		Title:	Chief Executive Officer and President

[Signature Page to Second Amendment]

GUARANTORS:

ENNOBLE FINANCE, LLC

A SPEEDY CASH CAR TITLE LOANS, LLC

ADVANCE GROUP, INC.

ATTAIN FINANCE, LLC

AVIO CREDIT, INC.

CASH COLORADO, LLC

CONCORD FINANCE, INC.

CURO CREDIT, LLC

CURO GROUP HOLDINGS CORP.

EVERGREEN FINANCIAL INVESTMENTS, INC.

FMMR INVESTMENTS, INC.

GALT VENTURES, LLC

PRINCIPAL INVESTMENTS, INC.

SCIL TEXAS, LLC

SC AURUM, LLC

SCIL, INC.

SPEEDY CASH

SPEEDY CASH ILLINOIS, INC.

SC TEXAS MB, INC.

THE MONEY STORE, L.P.

CURO MANAGEMENT LLC

TODD CAR TITLE, INC.

TODD FINANCIAL, INC.

By:	/s/ Donald F. Gayhardt Jr.
Name:	Donald F. Gayhardt Jr.
Title:	Chief Executive Officer and President

[Signature Page to Second Amendment]

LENDER, ISSUING BANK	BAY COAST BANK,
ADMINISTRATIVE AGENT AND COLLATERAL AGENT:	as Lender, Issuing Bank, Administrative Agent and Collateral Agent

By:	/s/ Betty-Ann Mullins
	Name:	Betty-Ann Mullins
	Title:	Senior Vice President

[Signature Page to Second Amendment]

LENDER:	HANCOCK WHITNEY BANK, as Lender

	By:	/s/ Eric Luttrell
Name: Eric Luttrell
Title: Senior Vice President

[Signature Page to Second Amendment]

EXHIBIT F

INTERCREDITOR AGREEMENT

See attached.